EXHIBIT 2



                          SHARE ACQUISITION AGREEMENT


     THIS SHARE ACQUISITION AGREEMENT (the "Agreement") is made and entered into as of the first day of August, 1996, by and among Team Rental Group, Inc., a Delaware corporation (the "Buyer"), ValCar Rental Car Sales, Inc., an Indiana corporation (the "Company"), and Gary L. Levine and Jeffrey D. Congdon, the sole shareholders of the Company ("Shareholders").

                                  WITNESSETH:

     WHEREAS, the Shareholders are the owners of record and beneficially of 100% of the authorized, issued and outstanding capital stock of the Company (the "ValCar Shares"); and

     WHEREAS, the Buyer, in reliance upon the representations, warranties and covenants of the Shareholders set forth herein, desires to acquire from the Shareholders the ValCar Shares, and the Shareholders desire to sell, transfer, and convey the ValCar Shares to the Buyer pursuant to the terms and conditions of this Agreement; and

     WHEREAS, the Company is a part to this Agreement solely for the purpose of joining in the waiver made in Section 8.02 hereof and the prohibition on public announcements set forth in Section 8.03 hereof;

     NOW THEREFORE, in consideration of the covenants, representations, warranties and mutual agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer, the Company and the Shareholders hereby agree as follows:


                                   ARTICLE I.

                          ACQUISITION OF VALCAR SHARES

     Section 1.01. Acquisition of ValCar Shares. Upon and subject to the terms and conditions set forth in this Agreement, upon execution of this Agreement by the parties the Buyer shall acquire from the Shareholders and the Shareholders shall transfer, assign and deliver to the Buyer, all of the Shareholders' respective rights, titles and interests in and to the ValCar Shares, free and clear of all liens, pledges, security interests, encumbrances and rights of other persons of every nature and description whatsoever.

     Section 1.02. Acquisition Price. In exchange for the ValCar Shares, the Buyer shall pay the sum of $400,000 (the "Purchase Price"). Each Shareholder will receive 50% of the Purchase Price.

     Section 1.03. Release from Personal Guarantees. As soon as practicable, Buyer will obtain release on behalf of the Shareholders and other former shareholders of the Company of their liability for certain existing bank



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indebtedness of the Company  personally guaranteed by the Shareholders and other former shareholders of the Company identified and described on Schedule 1.03 or, in the event that any lender refuses to grant such a release, Buyer will indemnify the Shareholders or other former shareholders, as the case may be, for any personal liabilities incurred in connection with said personal guarantees.

                                  ARTICLE II.
               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

     As a material inducement to the Buyer to enter into this Agreement and to consummate the transaction contemplated hereby, each Shareholder individually makes the representation and warranty set forth in Section 2.01, and the Shareholders jointly and severally make the representations and warranties set forth in the remainder of the sections in this Article II.

     Section 2.01. Title to Shares. Each Shareholder has good title to, and is the beneficial and record owner of, his respective ValCar Shares. The ValCar Shares of each Shareholder are free and clear of any and all mortgages, liens, pledges, charges, claims, security interests, encumbrances and rights of other persons of every nature and description whatsoever.

     Section 2.02. Consents and Approvals. The execution, delivery and performance of this Agreement by the Shareholders and the Company and the consummation by the Shareholders of the transactions contemplated hereby will not require any notice to, or consent, authorization or approval from any court or governmental authority or any other third party, except consents that have been obtained prior to the execution of this Agreement.

     Section 2.03. Tax Matters.

     (a) The Company is an "S Corporation" within the meaning of Section 1361(a)(1) of the Code, and has been an "S Corporation" during each year of its existence. Neither the Company, either Shareholder or any previous shareholder of the Company has taken any action that would cause a termination, prior to August 1, 1996, of the Company's status as an "S Corporation."

     (b) Except as set forth in Schedule 2.03:

     (1) All federal, state, county and local taxes of any kind or character which are due and payable by or on behalf of the Company, and all interest and penalties thereon (collectively, the "Taxes"), have been paid (and, to the extent applicable, withheld) in full or are adequately reflected as a liability in the Company's financial statements.

     (2) The Company has timely filed, or the Shareholders on behalf of the Company have timely filed, all federal, state, county, local and other Tax returns, statements, forms, reports and other similar documents



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          with respect to Taxes  required to be filed on or before the Execution
          Date with the appropriate authorities (collectively, the "Returns"); and all such Returns are true, correct and complete in all material respects.

     Section 2.04. Pending Litigation/Governmental Actions. Except as set forth on Schedule 2.04:

     (a) The Company is not in default or violation (nor is there any event which, with notice or lapse of time or both, would constitute a default or violation) in any respect (i) under any contract, agreement or other commitment to which it is a party or its business is subject or bound or (ii) under any law, rule, regulation, writ, injunction, order or decree of any court or any governmental department, commission, board, bureau, agency or instrumentality, except to the extent such default or violation would not have a material adverse financial impact on the Company; and

     (b) There are no actions, suits, claims, investigations or legal arbitration or administrative proceedings in progress, pending or, to the knowledge of the Sellers, threatened by or against the Company (or any of its assets or properties) whether at law or in equity, whether civil or criminal in nature, or whether before a federal, state, county, local or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

     Section 2.05. Title to Vehicles. The Company has good and valid title to all vehicles contained in the inventory of the Company, except to the extent that failure to possess such title does not have a material adverse effect on the financial condition of the Company; subject only to the purchase money security interests of vehicle vendors securing the purchase prices for vehicles that are not yet due and payable.

     Section 2.06. Environmental Compliance. To the knowledge of the Shareholders and except as set forth in the Phase I Environmental Assessment of the premises located at 5075 West 38th Street (the "38th Street Premises") prepared by Paul I. Cripe, Inc. ("Cripe"); the Final Report, Environmental Property Assessment of the premises located at 1525 North Shadeland Avenue (the "Shadeland Premises") prepared by August Mack Environmental, Inc. ("August Mack"); the Final Report, Phase II Site Assessment of the Shadeland Premises prepared by August Mack; the Final Report, Hydraulic Lift Sampling at the Shadeland Premises prepared by August Mack; the Final Report, Hydraulic Lift Decontamination and Removal at the Shadeland Premises prepared by August Mack; the Final Report, Phase II Environmental Property Assessment of the premises located at 5425 North Keystone Avenue (the "North Keystone Premises," and, together with the 38th Street Premises and the Shadeland Premises and all buildings, structures, improvements and fixtures thereon, the "Leased Premises") prepared by August Mack; the UST System Removal Report for the North Keystone Premises prepared by Cripe; the Indiana Department of Environmental Management




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UST System Closure Report Review  Checklist  dated August 30, 1995; the Phase II
Environmental Investigation for the North Keystone Premises prepared by Cripe, and the Final Report for the North Keystone Premises prepared by Cripe (a) at no time has any hazardous waste, substance or material been used, disposed of, generated, stored, treated, released, dumped or otherwise handled in, under, or on the Leased Premises, except in accordance with applicable law; (b) the Leased Premises are free from any lien or encumbrance which may be created by any applicable federal, state, regional or local law or regulation pertaining to hazardous wastes, materials or substances; (c) the Leased Premises have never been used as landfills or trash dumps; and (d) none of the Leased Premises are the subject of any present or threatened enforcement or other legal action with regard to the past or present presence of hazardous waste, substances or materials in, under, or on the Leased Premises. For purposes of this Section
2.06,  the  terms  "hazardous  waste,"  "hazardous   substance"  and  "hazardous
material" mean all such wastes, substances and materials regulated as such under any federal, state, regional or local law, regulation, order or other authority.



                                  ARTICLE III.

                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

     As a material inducement to the Sellers to enter into this Agreement and to consummate the transaction contemplated by this Agreement, the Buyer represents and warrants to the Sellers that:

     Section 3.01. Corporate Matters. Buyer is a corporation duly organized and validly existing under the laws of the State of Delaware, and possesses all requisite corporate power and authority to enter into, be bound by, and perform this Agreement. The execution, delivery, and performance of this Agreement by the Buyer have been duly authorized by all necessary corporate action on the part of the Buyer, and do not require any notice to, or consent, authorization or approval from any court or governmental authority or any other third party, except consents that have been obtained prior to the execution of this Agreement.


                                  ARTICLE IV.

                             [INTENTIONALLY OMITTED]



                                   ARTICLE V.

                               EXECUTION MATTERS

     Section 5.0l. Execution; Consummation. The transaction contemplated by this Agreement shall be consummated simultaneously with the execution by the parties of this Agreement at the offices of Tranex Management Services, Inc., 7050 West Washington Street, Suite 100, Indianapolis, Indiana, or at such other place or time or on such other date as the parties shall mutually agree (the "Execution Date").



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     Section 5.02. Delivery of the ValCar Shares;  Resignations.  Simultaneously
with the execution of this Agreement, the Shareholders or the Company, as the case may be, shall deliver or cause to be delivered to the Buyer certificates representing the ValCar Shares, duly endorsed, or accompanied by stock powers duly endorsed, by the respective Shareholder for transfer to the Buyer. The Shareholders shall, simultaneously with the execution of this Agreement, tender their resignations as directors and officers of the Company, which such resignations shall be set forth in writing in a form satisfactory to the Buyer.

     Section 5.03. Payment of Purchase Price. Simultaneously with the execution of this Agreement, the Buyer shall pay one-half of the purchase price to each of the Shareholders by wire transfer or check as set forth on Schedule 5.03.



                                   ARTICLE VI.

                                 INDEMNIFICATION

     Section 6.01. Indemnification by Parties. The Shareholders, jointly and severally, shall indemnify and hold harmless the Buyer from and against any and all losses, costs, damages, or expenses sustained or incurred by the Buyer by reason of any misrepresentation contained in any representation or warranty made in this Agreement by the Shareholders, provided that neither Shareholder shall have any liability hereunder in respect of a misrepresentation made by the other Shareholder in Section 2.01. The Buyer shall indemnify and hold harmless each of the Shareholders from and against any and all losses, costs, damages, or expenses sustained or incurred by either of them by reason of any misrepresentation contained in any representation or warranty made in this Agreement by the Buyer. The amount of any loss, cost, damage, or expense for which a party is entitled to indemnity hereunder shall be determined after deducting therefrom all insurance proceeds received by such party with respect thereto.

     Section 6.02. Reimbursement by the Shareholders. In addition to the indemnification provided for in Section 6.01, the Shareholders, jointly and severally, agree to reimburse the Company for the amount of any final, non-appealable judgment entered against the Company in actions filed by Larry Evans, Jack W. Jones and Albert Jerry Jones against the Company in Marion County Superior Court (case number 49D02-9602-CT-0161) identified in Schedule 2.04, or the amount required to be paid by the Company in settlement thereof in order to obtain a dismissal of such case with prejudice and a release by the Company of all claims; provided, however, that the Shareholders shall be required to reimburse the Company only for that portion of the judgment or settlement amount that is in excess of $100,000. No settlement of such case shall be made without the consent of the Shareholders, which consent shall not be unreasonably withheld.


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



                                  ARTICLE VII.

                             POST-EXECUTION MATTERS

     Section 7.01. Shareholder Notes. Certain existing notes representing outstanding indebtedness of the Company to the Shareholders are identified and described on Schedule 7.01 (the "Notes"). At the request of the Buyer, Shareholders shall take any and all actions necessary to subordinate the indebtedness of the Company evidenced by the Notes to the Company's indebtedness to any institutional lender or other outside financing source ("Senior Debt") provided that such subordination permits the Company to make payments on the Notes as long as the Company is not in default with respect to the Senior Debt.

     Section 7.02. Filing of tax returns. The Buyer shall be responsible for filing all required Tax returns, statements, forms, reports and other similar documents with respect to Taxes required to be filed after the execution of this Agreement. (the "Post-Execution Returns") with the appropriate authorities. The Shareholders shall, upon the request of the Buyer, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such further instruments and other documents, and perform or cause to be performed such further acts, as may be reasonably required in connection with the filing of Post-Execution Returns.



                                 ARTICLE VIII.

                                 MISCELLANEOUS

     Section 8.01. Expenses. Each party shall bear its own legal, accounting and out-of-pocket expenses in connection with this Agreement and the negotiation and consummation of the transaction contemplated herein.

     Section 8.02. Waiver of Rights. Each of the Shareholders and the Company expressly consents to, and waives any right of first refusal or pre-emptive right with respect to the transfer of the ValCar Shares to Buyer contemplated by this Agreement, including any right granted by the terms of a Stock Purchase and Sale Agreement dated as of November 1, 1991 by and among the Shareholders, the Company and certain former shareholders of the Company. No person or entity, other than the Shareholders and the Company, has any right of first refusal, pre-emptive right or other right which must be waived to permit the transfer of the ValCar Shares to Buyer.

     Section 8.03. Public Announcements. Neither the Buyer, the Shareholders nor the Company, nor anyone representing any of them, shall make any announcement, press release, or similar communication to any other person, except as may be required by law or as shall be agreed upon in writing by the parties to this Agreement, concerning this Agreement or the transactions contemplated herein.



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



     Section 8.04. Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the date of receipt by the party to whom notice is to be given if transmitted to such party by telefax, provided a copy is mailed as set forth below on date of transmission, or on the third day after mailing if mailed to the party to whom notice is to be given by registered or certified mail, return receipt requested, postage prepaid, to the following addresses:

If to the Buyer, to:

     Sanford Miller
     Team Rental Group, Inc.
     125 Basin Street Suite 210
     Daytona Beach, Florida 32114
     Telephone: 904/238-7035
     Facsimile: 904/238-7461

Copy to:

     Steven K. Humke
     ICE MILLER DONADIO & RYAN
     One American Square
     Box 82001
     Indianapolis, Indiana 46282-0002
     Telephone: 317/236-2394
     Facsimile: 317/236-5817

If to the Shareholders, to:

     Gary L. Levine
     Jeffrey D. Congdon
     7050 West Washington Street
     Indianapolis, Indiana 46241
     Telephone:
     Facsimile:



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



Copy to:

     Rebecca A. Richardson
     BAKER & DANIELS
     300 North Meridian Street
     Suite 2700
     Indianapolis, Indiana 46204
     Telephone: 317/257-0300
     Facsimile: 317/257-1000

If to the Company, to:

     ValCar Rental Car Sales, Inc.
     5075 West 38th Street
     Indianapolis, Indiana 46254
     Telephone:
     Facsimile:

Any party may change its address for purposes of this Section 8.04 by giving the other parties written notice of the new address in the manner set forth above.

     Section 8.05. Entire Agreement. This Agreement, including the schedules hereto, is intended by the parties as a final expression of their agreement and is intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to the transaction contemplated hereby.








                           [INTENTIONALLY LEFT BLANK]








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     IN WITNESS  WHEREOF,  the parties have caused this Agreement to be executed as of 12:01 a.m. on the date first above written.


                         BUYER
                         TEAM RENTAL GROUP, INC.

                         By: /s/ Jeffrey D. Widholm
                                 ------------------------
                                 Jeffrey D. Widholm
                                 Vice President
                                 (title)


                         COMPANY
                         VALCAR RENTAL CAR SALES, INC.

                         By: /s/ Gary L. Levine
                                 ------------------------
                                 Gary L. Levine
                                 President
                                 (title)


                         SHAREHOLDERS

                         /s/ Gary L. Levine
                             ------------------------
                             Gary L. Levine


                        /s/ Jeffrey D. Congdon
                            ------------------------
                            Jeffrey D. Congdon



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